Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Proxy Statement constituting a part of the Registration Statement Amendment No. 4 on Form S-4 of our report dated March 3, 2021 (which includes an explanatory paragraph relating to Star Peak Energy Transition Corp. ability to continue as a going concern), relating to the consolidated financial statements of Star Peak Energy Transition Corp. which is contained in that Proxy Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
March 25, 2021